Exhibit 99.1

AOL REPORTS DOUBLE-DIGIT REVENUE GROWTH IN Q3 2014

AOL DELIVERS 7th CONSECUTIVE QUARTER OF REVENUE

AND ADJUSTED OIBDA GROWTH

AOL GROWS DOMESTIC MULTI-PLATFORM UNIQUE VISITORS 14% FROM Q3 2013

THE FASTEST RATE OF GROWTH AMONG THE TOP 5 INTERNET PROPERTIES

PROGRAMMATIC REVENUE SURGES TO 37%

OF NON-SEARCH ADVERTISING REVENUE FROM 12% IN Q3 2013

STRONG PRICING GROWTH IN DISPLAY AND THIRD PARTY PLATFORM DRIVEN BY PREMIUM

FORMATS, INCLUDING VIDEO, LIFTS AOL’S GLOBAL AD REVENUE 18%

AOL REPURCHASES APPROXIMATELY 1 MILLION SHARES OF COMMON STOCK

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NEW YORK – November 6, 2014 - AOL Inc. (NYSE: AOL) released third quarter 2014 results today.

“In Q3, AOL continued its strong growth in consumer traffic, revenue and profitability across its portfolio of assets,” said Tim Armstrong, AOL Chairman and CEO. “AOL is a leader in global content, video, mobile, and programmatic advertising and is positioned directly at the center of the most disruptive changes happening online and offline in culture and code.”

Summary Results

In millions (except per share amounts)

	Q3 2014	Q3 2013	Change
Revenues
Global advertising and other	$473.4	$399.7	18%
AOL Properties Display	141.5	141.9	0%
AOL Properties Search	97.9	95.0	3%
Third Party Platform	215.1	149.1	44%
Other	18.9	13.7	38%
Subscription	153.4	161.6	-5%

Total revenues	$626.8	$561.3	12%
Adjusted operating income before depreciation and amortization (Adjusted OIBDA) (1)	$121.8	$119.8	2%
Operating income	$48.0	$16.7	187%
Net income attributable to AOL Inc.	$28.5	$2.0	1325%
Diluted EPS	$0.35	$0.02	1650%
Adjusted Diluted EPS (1)	$0.52	$0.56	-7%
Cash provided by operating activities	$137.8	$98.9	39%
Free Cash Flow (1)	$101.2	$64.6	57%

(1)	See Page 8 for a reconciliation of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow to the GAAP financial measures we consider most comparable.

Q3 Consolidated AOL Revenue Trends:

•	Total revenue grew 12% year-over-year on strong growth in global advertising and other revenue.

•	Global advertising and other revenue grew 18% year-over-year reflecting:

•

44% growth in Third Party Platform revenue, driven by growth in the sale of premium formats and by the inclusion of revenue from Adap.tv for a full quarter in 2014 versus approximately one month in 2013. Third Party Platform revenue grew approximately 22% excluding Adap.tv.

•

Flat AOL Properties display revenue due to the absence in Q3’14 of approximately $10 million in revenue from disposed or shuttered brands, including Patch. Excluding these impacts, display revenue grew 7% driven by improved pricing on AOL Properties.

•	3% growth in AOL Properties search revenue, driven by increased queries from search marketing-related efforts.

•	38% growth in other revenue, related to increased platform access and licensing fees.

•

Subscription revenue declined 5% year-over-year as 6% growth in average monthly subscription revenue per AOL subscriber (ARPU) partially offset a 9% decline in subscribers. Domestic AOL subscriber monthly average churn improved sequentially to 1.4% in Q3 2014 and was flat to Q3 2013.

Q3 Consolidated AOL Profitability Trends:

•

Cost of revenues increased $61 million year-over-year, driven by a $65 million increase in TAC, partially offset by expense savings resulting from reduced headcount. TAC increases reflect the inclusion of Adap.tv, search marketing-related efforts and growth in Third Party Platform revenue.

•	General and administrative expenses grew $3 million year-over-year, due primarily to increased operating expenses associated with acquisitions made late 2013 and early 2014.

•

Adjusted OIBDA grew 2% year-over-year, driven primarily by total revenue growth. Year-over-year comparisons were negatively impacted by $5 million received in the prior year period related to the disposition of a legal claim. Excluding this impact, Adjusted OIBDA grew 6% year-over-year.

•

Diluted and Adjusted Diluted EPS were negatively impacted by increased amortization associated with acquisitions made late 2013 and early 2014 and increased interest expenses associated with our credit facility and convertible senior note offering during the quarter, which more than offset the benefit of a lower effective tax rate.

AOL Asset, Cash & Cash Flow Trends:

•

AOL had $458 million of cash and equivalents at September 30. During the quarter, AOL repaid $105 million of borrowings under its $250 million senior secured revolving credit facility. AOL had no outstanding borrowings at September 30 and has none to date. Additionally, on July 30, AOL completed the sale of its Dulles Technology Center (DTC) for approximately $33 million in cash.

•

On August 14, AOL issued $379.5 million aggregate principal amount of 0.75% convertible senior notes maturing September 1, 2019. Net proceeds after expenses were approximately $369 million. AOL used a net $37 million of the net proceeds to pay the cost of the convertible note hedge and warrant transactions designed primarily to offset potential shareholder dilution.

•	Q3 cash provided by operating activities was $138 million and Free Cash Flow was $101 million, an increase of 39% and 57% year-over-year, respectively, reflecting the timing of working capital.

•

On July 28, AOL’s Board of Directors authorized a $150 million share repurchase program. On August 6, 2014 in connection with the convertible senior note offering, AOL repurchased approximately 1 million shares of common stock at an average price of $42.46, or approximately $40 million in aggregate, leaving $110 million available on AOL’s current authorization.

DISCUSSION OF SEGMENT RESULTS

	Q3’14	Q3’13	Change
	(In millions)
Revenues
Brand Group	$187.3	$192.5	-3%
Membership Group	196.7	204.5	-4%
AOL Platforms	271.9	188.7	44%
Intersegment eliminations	(29.1)	(24.4)	-19%

Total Revenues	$626.8	$561.3	12%

Adjusted OIBDA
Brand Group	$17.0	$10.9	56%
Membership Group	139.2	149.8	-7%
AOL Platforms	(0.6)	(7.1)	92%
Corporate & Other	(33.8)	(33.8)	0%

Total Adjusted OIBDA	$121.8	$119.8	2%

Brand Group

Brand Group revenue declined year-over-year, impacted by the absence of display revenue from disposed or shuttered brands, including Patch. Excluding this impact, Brand Group display revenue grew 1%, driven by continued growth in inventory pricing. Brand Group search revenue grew 8% year-over-year, driven by increased queries from search marketing-related efforts.

Brand Group Adjusted OIBDA improved significantly year-over-year, due to general cost savings initiatives, including the savings associated with the disposal and shuttering of certain brands, including Patch, partially offset by increased TAC associated with search marketing-related efforts.

Membership Group

Membership Group revenue declines reflects a 5% year-over-year decline in subscription revenue and a decline in search revenue, offset in part by growth in display revenue on improved inventory pricing at AOL Mail. Subscription and search revenue declines reflect 9% fewer domestic AOL subscribers on 1.4% monthly average churn. Subscription revenue declines were partially offset by 6% growth in ARPU year-over-year, reflecting price increases associated with adding increased features, services and value to our subscribers’ packages.

Membership Group Adjusted OIBDA declines primarily reflect subscription revenue declines discussed above, partially offset by a decrease in costs related to fewer domestic AOL subscribers. Year-over-year comparisons were negatively impacted by $5 million received in Q3 2013 related to the disposition of a legal claim. Excluding this impact, Membership Adjusted OIBDA declined 4% year-over-year.

AOL Platforms

AOL Platforms revenue increased 44% year-over-year, driven by significant growth in Third Party Platform revenue, and revenue from Adap.tv for a full quarter in 2014 as compared to approximately one month in 2013. Excluding Adap.tv, Third Party Platform revenue grew approximately 23% year-over-year, driven by growth in the sale of premium formats.

AOL Platforms Adjusted OIBDA improved significantly year-over-year, reflecting strong growth in revenue in the segment, partially offset by increased TAC and investments in our programmatic platforms and premium formats.

Tax

AOL had Q3 2014 pre-tax income of $42 million and income tax expense of $14 million, resulting in an effective tax rate of 34%. This compares to an effective tax rate of 90% for Q3 2013. The effective tax rate for Q3 2014 did not materially differ from the statutory U.S. federal income tax rate of 35% primarily due to additional deductions that produced a tax benefit in the quarter, which offset foreign losses that did not produce a tax benefit. The effective tax rate for Q3 2013 differed from the statutory U.S. federal income tax rate of 35% primarily due to the tax impact of the non-deductible goodwill impairment charge and the foreign losses that did not produce a tax benefit.

Cash Flow

Q3 cash provided by operating activities was $138 million and Free Cash Flow was $101 million, an increase of 39% and 57%, respectively, primarily reflecting the timing of working capital.

OPERATING METRICS

	Q3 2014	Q3 2013	Y/Y Change	Q2 2014	Q/Q Change
Subscriber Information
Domestic AOL subscribers (in thousands) (1)	2,274	2,508	-9%	2,338	-3%
ARPU (1)	$21.35	$20.15	6%	$20.86	2%
Domestic AOL subscriber monthly average churn (2)	1.4%	1.4%	0%	1.6%	-13%

Unique Visitors (in millions) (3)
Domestic average monthly AOL multi-platform unique visitors	179	156	14%	171	5%
Domestic average monthly desktop unique visitors to AOL Properties	108	115	-7%	108	0%

(1)

Domestic AOL subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL subscriber numbers presented above. Additionally, only those individuals whose subscription includes AOL-brand dial-up access service are included in the AOL subscriber numbers above. ARPU is calculated as domestic average monthly subscription revenue per AOL subscriber.

(2)

Churn represents the percentage of AOL subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial AOL subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 9 of this press release.

FINANCIAL STATEMENTS

AOL Inc.

Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Advertising and other	$473.4	$399.7	$1,358.5	$1,147.5
Subscription	153.4	161.6	458.4	493.4

Total revenues	626.8	561.3	1,816.9	1,640.9
Costs of revenues	479.4	418.6	1,394.3	1,211.6
General and administrative	81.5	78.2	236.3	237.6
Amortization of intangible assets	16.9	11.1	48.6	29.7
Restructuring costs	1.2	19.0	15.7	28.1
Goodwill impairment charge	—	17.5	—	17.5
(Gain) loss on disposal of assets, net	(0.2)	0.2	(4.2)	(2.1)

Operating income	48.0	16.7	126.2	118.5
Interest and other income (expense), net	(5.7)	(2.1)	(7.0)	(5.6)

Income before income taxes	42.3	14.6	119.2	112.9
Income tax provision	14.4	13.1	55.2	57.8

Net income	$27.9	$1.5	$64.0	$55.1
Net (income) loss attributable to noncontrolling interests	0.6	0.5	2.0	1.3

Net income attributable to AOL Inc.	$28.5	$2.0	$66.0	$56.4

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.36	$0.03	$0.83	$0.73

Diluted net income per common share	$0.35	$0.02	$0.79	$0.69

Shares used in computing basic income per common share	78.3	77.3	79.2	77.1

Shares used in computing diluted income per common share	82.2	81.2	83.3	81.4

Depreciation expense by function:
Costs of revenues	$31.1	$29.8	$92.2	$90.1
General and administrative	2.4	2.2	8.4	7.3

Total depreciation expense	$33.5	$32.0	$100.6	$97.4

Equity-based compensation by function:
Costs of revenues	$15.1	$7.6	$34.8	$18.8
General and administrative	6.2	4.2	16.6	12.6

Total equity-based compensation	$21.3	$11.8	$51.4	$31.4

Traffic Acquisition Costs (included in costs of revenues)	$178.9	$114.0	$488.2	$307.9

Third Party Platform Traffic Acquisition Costs	$143.5	$93.8	$386.7	$248.9

AOL Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and equivalents	$457.5	$207.3
Accounts receivable, net of allowances of $9.2 and $8.3, respectively	457.3	491.0
Prepaid expenses and other current assets	38.9	34.1
Deferred income taxes, net	24.2	30.7

Total current assets	977.9	763.1
Property and equipment, net	454.3	467.9
Goodwill	1,486.3	1,361.7
Intangible assets, net	228.0	208.4
Long-term deferred income taxes, net	76.6	110.6
Other long-term assets	95.4	71.7

Total assets	$3,318.5	$2,983.4

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$77.0	$101.0
Accrued compensation and benefits	96.5	127.0
Accrued expenses and other current liabilities	201.8	197.3
Deferred revenue	70.4	67.2
Current portion of obligations under capital leases	53.6	55.5

Total current liabilities	499.3	548.0
Convertible senior notes	303.1	—
Long-term portion of obligations under capital leases	82.3	56.2
Long-term deferred income taxes	3.7	4.4
Other long-term liabilities	104.5	97.6

Total liabilities	992.9	706.2

Redeemable noncontrolling interest	9.0	9.7

Equity:
Common stock, $0.01 par value, 115.2 million shares issued and 77.8 million shares outstanding as of September 30, 2014 and 114.1 million shares issued and 79.2 million shares outstanding as of December 31, 2013	1.2	1.1
Additional paid-in capital	3,676.8	3,592.7
Accumulated other comprehensive income (loss), net	(293.8)	(290.4)
Accumulated deficit	(27.4)	(93.6)
Treasury stock, at cost, 37.4 million shares as of September 30, 2014 and 34.9 million shares as of December 31, 2013	(1,041.5)	(942.9)

Total stockholders’ equity	2,315.3	2,266.9
Noncontrolling interest	1.3	0.6

Total equity	2,316.6	2,267.5

Total liabilities, redeemable noncontrolling interest and equity	$3,318.5	$2,983.4

AOL Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2014	2013
	(unaudited)
Operating Activities

Net income	$64.0	$55.1
Adjustments for non-cash and non-operating items:
Depreciation and amortization	149.2	127.1
Asset impairments and write-offs	12.3	30.4
(Gain) loss on disposal of assets, net	(4.2)	(1.1)
Accretion of convertible notes discount	1.6	—
Amortization of debt issuance costs	0.7	0.2
Equity-based compensation	51.4	31.4
Deferred income taxes	4.7	31.5
Other non-cash adjustments	2.8	4.5
Changes in operating assets and liabilities, net of acquisitions	4.7	(50.2)

Cash provided by operating activities	287.2	228.9

Investing Activities

Investments and acquisitions, net of cash acquired	(192.6)	(336.9)
Proceeds from disposal of assets, net	38.2	1.1
Capital expenditures and product development costs	(55.7)	(52.7)

Cash used by investing activities	(210.1)	(388.5)

Financing Activities

Borrowings under the credit facility agreement	105.0	—
Repayments under the credit facility agreement	(105.0)	—
Repurchase of common stock	(98.6)	(102.2)
Proceeds from issuance of convertible notes	379.5	—
Payment of issuance costs	(10.4)	(3.1)
Payments for note hedges	(70.1)	—
Proceeds from issuance of warrants	33.5	—
Principal payments on capital leases	(53.3)	(44.5)
Tax withholdings related to net share settlements of restricted stock units	(22.5)	(13.3)
Proceeds from exercise of stock options	10.2	22.7
Other financing activities	5.9	3.9

Cash provided (used) by financing activities	174.2	(136.5)

Effect of exchange rate changes on cash and equivalents	(1.1)	(2.3)

Increase (decrease) in cash and equivalents	250.2	(298.4)
Cash and equivalents at beginning of period	207.3	466.6

Cash and equivalents at end of period	$457.5	$168.2

SUPPLEMENTAL INFORMATION – UNAUDITED

AOL Inc.

Reconciliation of Adjusted Diluted EPS to Net Income Attributable to AOL Inc.

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to AOL Inc.	$28.5	$2.0	$66.0	$56.4

Add (less) items impacting comparability of net income:
Restructuring costs	1.2	19.0	15.7	28.1
Equity-based compensation	21.3	11.8	51.4	31.4
Asset impairments and write-offs	1.1	29.0	12.3	30.4
(Gain) loss on disposal of assets, net	(0.2)	0.2	(4.2)	(2.1)
Income tax impact of items above (1)	(9.3)	(16.7)	(32.2)	(26.9)

Adjusted net income attributable to AOL Inc.	$42.6	$45.3	$109.0	$117.3

Shares used in computing diluted EPS	82.2	81.2	83.3	81.4

Adjusted Diluted EPS	$0.52	$0.56	$1.31	$1.44

Marginal tax rate (2)	39.8%	39.5%	39.8%	39.5%

(1)	Income tax impact of restructuring charges, equity-based compensation and asset impairments and write-offs are calculated by applying the marginal tax rate to deductible items. The income tax impact of gain (loss) on disposal of assets is calculated by using the actual tax expense for the transactions. The goodwill impairment charge of $17.5 million recorded in the third quarter of 2013 is not deductible for income tax purposes.
(2)	For the three and nine months ended September 30, 2014, the marginal tax rate used was AOL’s 2014 projected marginal annual effective tax rate. For the three and nine months ended September 30, 2013, the marginal tax rate used was AOL’s 2013 projected marginal annual effective tax rate as of September 30, 2013.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating income	$48.0	$16.7	$126.2	$118.5

Add: Depreciation	33.5	32.0	100.6	97.4

Add: Amortization of intangible assets	16.9	11.1	48.6	29.7

Add: Restructuring costs	1.2	19.0	15.7	28.1

Add: Equity-based compensation	21.3	11.8	51.4	31.4

Add: Asset impairments and write-offs	1.1	29.0	12.3	30.4

Add: Losses/(gains) on disposal of assets, net	(0.2)	0.2	(4.2)	(2.1)

Adjusted OIBDA	$121.8	$119.8	$350.6	$333.4

Cash provided by operating activities	$137.8	$98.9	$287.2	$228.9

Less: Capital expenditures and product development costs	19.4	19.7	55.7	52.7

Less: Principal payments on capital leases	17.2	14.6	53.3	44.5

Free Cash Flow	$101.2	$64.6	$178.2	$131.7

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow, all of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Adjusted Diluted EPS. We define Adjusted Diluted EPS as diluted net income per common share excluding the net-of-tax impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items. We consider Adjusted Diluted EPS to be useful to management and investors as a profitability measure to allow comparison of our results to historical periods and forecasting of our results for future periods. A limitation of Adjusted Diluted EPS is that it does not include all items that impact our net income and diluted net income per common share for the period. We compensate for this limitation by also relying on diluted net income per common share as a comparable GAAP financial measure.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate our performance, as unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. AOL multi-platform unique visitor metrics represent a measure of AOL’s unduplicated audience across multiple digital platforms (desktop computers, smartphones and tablets). AOL multi-platform unique visitors represent the estimated number of individuals who visited any content of a website or application owned by AOL or for which the traffic has been assigned to AOL by the owner during the applicable measurement period. Additionally, AOL multi-platform unique visitor metrics also include visitors to AOL’s syndicated video content distributed on third party sites. Desktop unique visitors to AOL Properties represent the estimated number of individuals who visited any content of a website or application owned by AOL or for which the traffic has been assigned to AOL by the owner during the applicable measurement period via a desktop computer. The source for our unique visitor information is a third party (comScore Media Metrix).

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”) and our Quarterly Report on Form 10-Q for the three months ended September 30, 2014 (“Quarterly Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report and Quarterly Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) stock price volatility; 3) future borrowing and restrictive covenants under the revolving credit facility; 4) the impact of the convertible senior notes and the related hedge and warrant transactions; 5) the impact of significant acquisitions, dispositions and other similar transactions; 6) our ability to attract and retain key employees; 7) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 8) adoption of new products and services; 9) our ability to attract and retain unique visitors to our properties; 10) asset impairments; and 11) the impact of “cyber-attacks.”

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com). Follow us on Twitter @AOL_Inc.

Contacts:

AOL Investor Relations and Corporate Communications

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss third quarter 2014 financial results on Thursday, November 6, 2014, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (877) 415.3181 and other international parties should call (857) 244.7324. Participants should reference ‘AOL Call’ when dialing into the live call. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 53719765.

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